Exhibit 24

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors (each, a “Signatory”) of Meridian Medical Technologies, Inc., a corporation organized under the laws of the state of Delaware (the “Company”), hereby constitutes and appoints James H. Miller, Dennis O’Brien and Michael McGuire (each, an “Agent”, and collectively, “Agents”) or any of them, his true and lawful attorney-in-fact and agent for and in his name, place and stead, in any and all capacities, to sign the Company’s Annual Report on Form 10-K for the year ended July 31, 2002 and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission. Each Signatory further grants to the Agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, in the judgment of such Agent, to be done in connection with any such signing and filing, as full to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said Agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     This Power of Attorney may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which constitute but one and the same instrument.

Signature	Date

/s/ James H. Miller James H. Miller	September 26, 2002

/s/ Thomas L. Anderson Thomas L. Anderson	September 26, 2002

/s/ Bruce M. Dresner Bruce M. Dresner	September 26, 2002

/s/ Robert G. Foster Robert G. Foster	September 26, 2002

/s/ David L. Lougee David L. Lougee	September 26, 2002